Exhibit 2.1

                     ASSIGNMENT OF INTEREST

     This ASSIGNMENT OF INTEREST (this "Assignment") is dated as of the 26th day of June, 1996, by and between Murry N. Gunty
("Assignor") and Gunty & Co., a Delaware corporation (the
"Assignee").

     WHEREAS, Assignor, along with Deborah L. Harmon ("Harmon") and Jonathan S. Kern ("Kern"), is a Member of Ballantrae
Partners, L.L.C., a Delaware limited liability company
("Ballantrae"), and owns a one-third (1/3) interest in Ballantrae
(the "Interest");

     WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to accept, the Interest;

     WHEREAS, that certain Limited Liability Company Agreement (the "Operating Agreement") dated as of the 10th day of May, 1996, by and among Assignor, Harmon, Kern and Assignee, requires that any Transfer (as defined) of an interest be conducted in accordance with the provisions thereof; and

     WHEREAS, the Operating Agreement requires that the Manager
(as defined) of Ballantrae approve any Transfer.

     NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

     Section 1.     Assignment to the Assignee of the Interest.

     Assignor, intending that Assignee be substituted for Assignor pursuant to subparagraph 13(a)(i) of the Operating Agreement, by this instrument does hereby assign, convey, transfer, release, grant, setover, deliver and confirm exclusively unto Assignee Assignor's rights under the Operating Agreement and does hereby delegate all of its obligations under the Operating Agreement with respect to the Interest to Assignee. Assignee hereby accepts the foregoing assignment and delegation of Assignor's obligations, and covenants and agrees to perform all of Assignor's obligations under the Operating Agreement.

     Section 2.     Assignee to be bound by Operating Agreement.

     Assignee agrees to be bound by the provisions of the Operating Agreement pursuant to subparagraph 13(a)(ii) of the Operating Agreement.

     Section 3.     Miscellaneous Provisions.

     A. Counterparts. This Assignment may be executed in one or more counterparts, all of which shall be considered one and the same assignment.

     B. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its provisions pertaining to choice of laws or conflicts of laws.

     C. Entire Assignment. This Assignment contains the entire assignment between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Assignment is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

     D. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     E. Headings; Definitions. The Section and other headings contained in this Assignment are inserted for convenience of reference only and will not affect the meaning or interpretation of this Assignment. All capitalized terms not defined herein shall have the meanings assigned to such terms under the Operating Agreement.

     F. Amendments and Waivers. This Assignment may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

     G.   Interpretation; Absence of Presumption.

          1. For the purposes hereof, (i) words in the singular shall held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Assignment as a whole and not to any particular provision of this Assignment, and Section references are to the Sections of this Assignment, unless otherwise specified, (iii) the word "including" and words of similar import when used in this Assignment shall be "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

          2. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     H. Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed by an authorized representative thereof, all as of the day and year first above written.



                                   /s/ Murry N. Gunty
                                   MURRY N. GUNTY




                                   GUNTY & CO.,
                                   a Delaware corporation


                                   /s/ Murry N. Gunty
                                   Murry N. Gunty
                                   President


Approved:

GUNTY & CO.,
a Delaware corporation,
Manager, Ballantrae Partners, L.L.C.



/s/ Murry N. Gunty
Murry N. Gunty, President



Acknowledged:



/s/ Deborah L. Harmon
Deborah L. Harmon
Member, Ballantrae Partners, L.L.C.



/s/ Jonathan S. Kern
Jonathan S. Kern
Member, Ballantrae Partners, L.L.C.